Exhibit 5.1

[WINSTON & STRAWN LLP LETTERHEAD]

[FORM OF OPINION]

[                ], 2018

U.S. Well Services, Inc.

770 South Post Oak Lane, Suite 405

Houston, Texas 77056

Re:	Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to U.S. Well Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the issuance from time to time by the Company of up to 24,000,000 shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which includes (a) 16,250,000 shares of Class A Common Stock issuable upon the exercise of 32,500,000 warrants that were issued in the Company’s initial public offering pursuant to a prospectus dated March 9, 2017 (the “Public Warrants”), and (b) 7,750,000 shares of Class A Common Stock issuable upon the exercise of 15,500,000 warrants that were initially issued to Matlin & Partners Acquisition Sponsor LLC and Cantor Fitzgerald & Co. in private placements that occurred simultaneously with the closing of the Company’s initial public offering (the “Private Placement Warrants”). The Registration Statement also relates to the offer and sale by certain selling securityholders set forth in the prospectus contained in the Registration Statement and any supplement to the prospectus of up to (a) 68,799,924 shares of Class A Common Stock (the “Secondary Shares”) and (b) 15,500,000 Private Placement Warrants.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

[ ], 2018 Page 2

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the second amended and restated certificate of incorporation of the Company, as in effect on the date hereof, (b) the amended and restated bylaws of the Company, as in effect on the date hereof, (c) the Registration Statement, (d) resolutions of the Board of Directors of the Company relating to, among other matters, the issuance of the Public Warrants and the Private Placement Warrants and the shares of Class A Common Stock underlying the Public Warrants and the Private Placement Warrants and the filing of the Registration Statement, (e) the Warrant Agreement, dated March 9, 2017, by and between the Company and Continental Stock Transfer & Trust Company and (f) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Secondary Shares are validly issued, fully paid and nonassessable.

2.	The Private Placement Warrants constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.	The shares of Class A Common Stock issuable upon the exercise of the Public Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Public Warrants and, when issued and delivered in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable.

4.	The shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Private Placement Warrants and, when issued and delivered in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable.

[ ], 2018 Page 3

The opinions expressed herein are based upon and limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,